As filed with the Securities and Exchange Commission on August 20, 1999.
                                                          Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            _______________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            FIRST DATA CORPORATION
            (Exact name of registrant as specified in its charter)


        Delaware                                          47-0731996
 (State or other jurisdiction            (I.R.S. employer identification number)
of incorporation or organization)

   5660 New Northside Drive
       Suite 1400
     Atlanta, Georgia                                           30328-5800
(Address of principal executive offices)                        (Zip code)


                  First Data Corporation Salary Deferral Plan
                           (Full title of the Plan)

                          Michael T. Whealy, Esquire
                                General Counsel
                            First Data Corporation
                           5660 New Northside Drive
                                  Suite 1400
                          Atlanta, Georgia 30328-5800
                                (770) 857-0001
                     (Name, address and telephone number,
                  including area code, of agent for service)

                                  Copies To:
                           Thomas A. Rossi, Esquire
                         Stanley J. Andersen, Esquire
                            2121 North 117th Avenue
                             Omaha, Nebraska 68164


                        CALCULATION OF REGISTRATION FEE

====================================================================================================
                                     Amount       Proposed Maximum   Proposed Maximum   Amount of
Title of Securities                   to be        Offering Price       Aggregate      Registration
to be Registered                 Registered/(2)/    Per Security      Offering Price       Fee
------------------------------   --------------   ----------------   ----------------  -------------
Salary Deferral Plan Deferred    $    3,000,000               100%   $      3,000,000  $         834
Compensation Obligation/(1)/

====================================================================================================

(1) The deferred compensation obligations are obligations of First Data Corporation to pay deferred compensation in the future in accordance with the terms of the First Data Corporation Salary Deferral Plan.

(2)  Estimated solely for the purpose of determining the registration fee.

                                    PART II
                          INFORMATION REQUIRED IN THE
                            REGISTRATION STATEMENT



Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          The following documents heretofore filed with the Securities and Exchange Commission by First Data Corporation (the "Registrant") are incorporated herein by reference:

          (a) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities
          -------------------------

          Under the First Data Corporation Salary Deferral Plan (the "Plan"), the Registrant provides eligible employees of the Registrant and its affiliates the opportunity to elect to defer a specified percentage of their cash compensation. The obligations of the Registrant ultimately to pay such deferred amounts in accordance with the Plan (the "Obligations") are unsecured general obligations of the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant that is outstanding from time to time. The total amount of outstanding Obligations, including interest, was $833,664.67 on June 30, 1999. Because the Registrant is a holding company, the right of the Registrant, hence the right of creditors of the Registrant (including participants in the Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

          The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. Each Obligation generally will be payable on a date selected by the participant in accordance with the terms of the Plan. The obligations accrue interest at an annual rate that is adjusted on January 1 of each year to equal the average two-year U.S. Treasury Bill rate for the 60-day period immediately preceding the adjustment date. The rate may be changed by the Registrant. The Obligations will be denominated and payable in United States dollars.

          A participant's right or the right of any other person to the Obligations under either Plan cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of beneficiary under the Plan.

          The Obligations are not subject to redemption, in whole or in part, prior to the payment dates specified by the Plan. The Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment may be made without the participant's written consent if it would reduce the vested balance of the participant's deferred account or delay the participant's ability to receive his or her vested account balance.

          The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.


Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          Certain legal matters with respect to the offering of the securities registered hereby have been passed upon by Heidi J. Kesinger, Senior Counsel of the Registrant. Ms. Kesinger is paid a salary by Registrant and is a participant in various employee benefit plans offered to employees of the Registrant. Ms. Kesinger participates in the Registrant's Long-Term Incentive Plan and has options to purchase shares of First Data common stock.


Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          In accordance with the Delaware General Corporation Law ("DGCL"), the Restated Certificate of Incorporation of the Registrant limits the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except to the extent provided by the DGCL (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

          The Restated Certificate of Incorporation of the Registrant also provides for indemnification of the Registrant's officers and directors to the fullest extent permitted by applicable law. Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred. The By-laws of the Registrant provide officers and directors similar rights to indemnification except that the By-laws
(i) only provide for indemnification if the person is defending an action and
(ii) do not provide for the indemnification of judgments, fines and amounts paid in settlement in actions brought by or in the right of the corporation.

          In addition, the Registrant maintains insurance policies which provide coverage for its officers and directors in certain situations where the Registrant cannot directly indemnify such officers or directors. The rights of indemnification discussed above are not exclusive of any other rights which a director or officer may acquire in the future.


Item 7.   Exemption from Registration Claimed
          -----------------------------------

          Not applicable.

Item 8.   Exhibits
          --------

Exhibit
Number    Description of Exhibit
------    ----------------------


   4      First Data Corporation Salary Deferral Plan

   5      Opinion and Consent of Heidi J. Kesinger, Esq.

  15 Letter from Ernst & Young LLP regarding Unaudited Interim Financial Information.

23.1      Consent of Ernst & Young LLP.

23.2 Consent of Heidi J. Kesinger, Esq. (included in the opinion of Ms. Kesinger filed as Exhibit 5 hereto).

  24      Power of Attorney (included on the signature page).


Item 9.   Undertakings
          ------------

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1) (i) and (1) (ii) above do not apply if
--------  -------
the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undesigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 20, 1999.

                                         FIRST DATA CORPORATION



                                         By: /s/ Henry C. Duques
                                            ----------------------------
                                         Henry C. Duques
                                         Chairman of the Board
                                         Chief Executive Officer


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Michael T. Whealy, Thomas A. Rossi and Stanley J. Andersen, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or the substitutes or substitute of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                        Title                      Date
        ---------                        -----                      ----


 /s/ Henry C. Duques             Chairman of the Board and      August 20, 1999
-----------------------
Henry C. Duques                  Chief Executive Officer



 /s/ Lee Adrean                  Chief Financial Officer        August 20, 1999
-----------------------
Lee Adrean                       (Principal Financial Officer)

        Signature                        Title                      Date
        ---------                        -----                      ----



 /s/ Jeff Holtz              Vice President and Corporate       August 20, 1999
-----------------------
Jeff Holtz                            Controller
                             (Principal Accounting Officer)


 /s/ Ben Burdetsky                    Director                  August 20, 1999
-------------------------
Ben Burdetsky


 /s/ Courtney F. Jones                Director                  August 20, 1999
-------------------------
Courtney F. Jones


 /s/ Robert J. Levenson               Director                  August 20, 1999
-------------------------
Robert J. Levenson


 /s/ James D. Robinson                Director                  August 20, 1999
-------------------------
James D. Robinson III


 /s/ Charles T. Russell               Director                  August 20, 1999
-------------------------
Charles T. Russell


 /s/ Bernard L. Schwartz              Director                  August 20, 1999
-------------------------
Bernard L. Schwartz


 /s/ Joan E. Spero                    Director                  August 20, 1999
-------------------------
Joan E. Spero


 /s/ Garen K. Staglin                 Director                  August 20, 1999
-------------------------
Garen K. Staglin

                                     INDEX
                                     -----



EXHIBIT
NUMBER     DESCRIPTION OF EXHIBIT
------     ----------------------

    4      First Data Corporation Salary Deferral Plan

    5      Opinion and Consent of Heidi J. Kesinger, Esq.

   15 Letter from Ernst & Young LLP regarding Unaudited Interim financial Information.

 23.1      Consent of Ernst & Young LLP.

 23.2 Consent of Heidi J. Kesinger, Esq. (included in the opinion of Ms. Kesinger filed as Exhibit 5 hereto).

 24        Power of Attorney (included on the signature page).